EXHIBIT 23



               CONSENT OF INDEPENDENT AUDITORS



To The Board of Directors of The Reader's Digest
Association, Inc.:

We consent to incorporation by reference in the registration statement (Registration No. 33-37434) on Form S-8 of The Reader's Digest Association, Inc. and subsidiaries of our reports dated September 7, 1994, relating to the consolidated balance sheets of The Reader's Digest Association, Inc. and subsidiaries as of June 30, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1994 and related consolidated financial statement schedules, which reports appear in or are incorporated by reference in the June 30, 1994 Annual Report on Form 10-K of The Reader's Digest Association, Inc.

As discussed in the notes to consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," and the American Institute of Certified Public Accountants' Statement of Position No. 93-7, "Reporting on Advertising Costs," effective July 1, 1993, and the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective June 30, 1994. As discussed in the notes to consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and No. 109, "Accounting for Income Taxes," effective July 1, 1992.


KPMG Peat Marwick LLP
KPMG PEAT MARWICK LLP


New York, New York
September 26, 1994